EXHIBIT 99.1
AAM Reports Fourth Quarter and Full Year 2020 Financial Results

AAM Concludes A Strong Second Half of 2020 With Solid Fourth Quarter Financial Performance

DETROIT, February 12, 2021 -- American Axle & Manufacturing Holdings, Inc. (AAM), (NYSE: AXL) today reported its financial results for the fourth quarter and full year 2020. AAM also provided its full year 2021 financial outlook and 2021-2023 new business backlog.
Fourth Quarter 2020 Results
•Sales of $1.44 billion
•Net income attributable to AAM of $36.0 million, or 2.5% of sales
•Adjusted EBITDA of $261.5 million, or 18.2% of sales
•Diluted earnings per share of $0.30; Adjusted earnings per share of $0.51
•Net cash provided by operating activities of $208.3 million; Adjusted free cash flow of $172.7 million
•Prepaid over $100 million of Term Loans during the quarter
Full Year 2020 Results
•Sales of $4.71 billion
•Net loss attributable to AAM of $(561.3) million, or (11.9)% of sales, which includes the impact of impairment charges of $510.0 million
•Adjusted EBITDA of $719.8 million, or 15.3% of sales
•Diluted loss per share of $(4.96); Adjusted earnings per share of $0.14
•Net cash provided by operating activities of $454.7 million; Adjusted free cash flow of $311.4 million
•AAM's full year financial results were unfavorably impacted by global production shutdowns due to the coronavirus pandemic (COVID-19)

“AAM delivered solid financial results and free cash flow performance in 2020 as we successfully managed our cost structure while benefiting from the production recovery during the second half of this year,” said AAM’s Chairman and Chief Executive Officer, David C. Dauch. “While last year was certainly challenging, we look forward to a better and brighter year in 2021 which includes launching a number of electrification programs to support our customers, generating strong financial metrics through operational excellence and investing in next generation propulsion technologies.”
AAM's sales in the fourth quarter of 2020 were $1.44 billion as compared to $1.43 billion in the fourth quarter of 2019. AAM estimates sales for the fourth quarter of 2020 were unfavorably impacted by COVID-19 by approximately $40 million. AAM estimates that our sales for the fourth quarter of 2019 were unfavorably impacted by a GM work stoppage by approximately $186 million. In addition, fourth quarter of 2019 sales included $119 million related to our U.S. iron casting operations, which were sold in December 2019.
AAM's sales for full year 2020 were $4.71 billion as compared to $6.53 billion for full year 2019. AAM estimates sales for the full year 2020 were unfavorably impacted by COVID-19 by approximately $1.24 billion. AAM estimates that our sales for the full year 2019 were unfavorably impacted by the GM work stoppage by approximately $243 million. In addition, full year 2019 sales included $628 million related to our U.S. iron casting operations.
AAM's net income in the fourth quarter of 2020 was $36.0 million, or $0.30 per share, as compared to a net loss of $(454.4) million, or $(4.04) per share in the fourth quarter of 2019. AAM's net loss for full year 2020 was $(561.3) million, or $(4.96) per share, as compared to a net loss of $(484.5) million, or $(4.31) per share, for full year 2019.

AAM defines Adjusted earnings per share to be diluted earnings per share excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, loss on sale of business, impairment charges, pension settlements and non-recurring items, including the tax effect thereon. Adjusted earnings per share in the fourth quarter of 2020 were $0.51 compared to $0.13 in the fourth quarter of 2019. Adjusted earnings per share for full year 2020 were $0.14 compared to $1.62 for full year 2019.
AAM defines EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, loss on sale of business, impairment charges, pension settlements and non-recurring items. In the fourth quarter of 2020, Adjusted EBITDA was $261.5 million, or 18.2% of sales, as compared to $193.5 million, or 13.5% of sales, in the fourth quarter of 2019. AAM estimates Adjusted EBITDA in the fourth quarter of 2020 was unfavorably impacted by lower sales as a result of COVID-19 by approximately $6 million. AAM estimates that our Adjusted EBITDA in the fourth quarter 2019 was unfavorably impacted by the GM work stoppage by approximately $66 million. In addition, fourth quarter of 2019 Adjusted EBITDA included $2 million related to our U.S. iron casting operations.
For full year 2020, AAM's Adjusted EBITDA was $719.8 million, or 15.3% of sales, as compared to $970.3 million, or 14.9% of sales, in 2019. AAM estimates Adjusted EBITDA for the full year 2020 was unfavorably impacted by lower sales as a result of COVID-19 by approximately $368 million. AAM estimates that our Adjusted EBITDA for the full year 2019 was unfavorably impacted by the GM work stoppage by approximately $84 million. In addition, full year 2019 Adjusted EBITDA included $43 million related to our U.S. iron casting operations.
AAM's net cash provided by operating activities for the fourth quarter of 2020 was $208.3 million as compared to $181.0 million for the fourth quarter of 2019. AAM's net cash provided by operating activities for full year 2020 was $454.7 million as compared to $559.6 million for full year 2019.
AAM defines free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment. Adjusted free cash flow is defined as free cash flow excluding the impact of cash payments for restructuring and acquisition-related costs. AAM's Adjusted free cash flow for the fourth quarter of 2020 was $172.7 million as compared to $116.5 million for the fourth quarter of 2019. AAM's Adjusted free cash flow for full year 2020 was $311.4 million as compared to $207.8 million for full year 2019.

AAM's 2021 Financial Outlook
AAM's full year 2021 financial targets are as follows:
•AAM is targeting sales in the range of $5.3 - $5.5 billion
•AAM is targeting Adjusted EBITDA in the range of $850 - $925 million
•AAM is targeting Adjusted free cash flow in the range $300 - $400 million; this target assumes capital spending of approximately 4.5% of sales

These targets are based on the following industry production assumptions for 2021:
•North American light vehicle production in the range of 15.5 - 16 million units
•European light vehicle production of approximately 19 million units
•China light vehicle production of approximately 25 million units

AAM’s full year 2021 financial targets are based on current customer production and launch schedules.

AAM's 2021-2023 New Business Backlog
AAM’s gross new and incremental business backlog launching from 2021 - 2023 is estimated at approximately $600 million in future annual sales. AAM expects the launch cadence of the three-year backlog to be approximately $200 million in 2021, $150 million in 2022 and $250 million in 2023. Approximately 15% of AAM's new business backlog is related to our electric drive technologies.

Fourth Quarter 2020 Conference Call Information
A conference call to review AAM's fourth quarter and full year 2020 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (877) 883-0383 from the United States or (412) 902-6506 from outside the United States with access code 4544991. A replay will be available one hour after the call is complete until February 19, 2021 by dialing (877) 344-7529 from the United States or (412) 317-0088 from outside the United States. When prompted, callers should enter replay access code 10150289.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures such as Adjusted EBITDA, Adjusted earnings per share and Adjusted free cash flow. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

Certain of the forward-looking financial measures included in this earnings release are provided on a non-GAAP basis. A reconciliation of non-GAAP forward-looking financial measures to the most directly comparable forward-looking financial measures calculated and presented in accordance with GAAP has been provided. The amounts in these reconciliations are based on our current estimates and actual results may differ materially from these forward-looking estimates for many reasons, including potential event driven transactional and other non-core operating items and their related effects in any future period, the magnitude of which may be significant.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

Company Description
AAM (NYSE: AXL) delivers POWER that moves the world. As a leading global tier 1 automotive supplier, AAM designs, engineers and manufactures driveline and metal forming technologies that are making the next generation of vehicles smarter, lighter, safer and more efficient. Headquartered in Detroit, AAM has approximately 20,000 associates operating at nearly 80 facilities in 17 countries to support our customers on global and regional platforms with a focus on quality, operational excellence and technology leadership. To learn more, visit aam.com.

Forward-Looking Statements
In this earnings release, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” "target," and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: significant disruptions in production, sales and/or supply as a result of public health crises, including pandemic or epidemic illness such as Novel Coronavirus (COVID-19), or otherwise; global economic conditions; reduced purchases of our products by General Motors Company (GM), FCA US LLC (FCA), Ford Motor Company (Ford) or other customers; our ability to respond to changes in technology, increased competition or pricing pressures; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to attract new customers and programs for new products; reduced demand for our customers' products (particularly light trucks and sport utility vehicles (SUVs) produced by GM, FCA and Ford); risks inherent in our global operations (including tariffs and the potential consequences thereof to us, our suppliers, and our customers and their suppliers, adverse changes in trade agreements, such as the United States-Mexico-Canada Agreement (USMCA), immigration policies, political stability, taxes and other law changes, potential disruptions of production and supply, and currency rate fluctuations); a significant disruption in operations at one or more of our key manufacturing facilities; negative or unexpected tax consequences; risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber attack and other similar disruptions; supply shortages or price increases in raw material and/or freight, utilities or other operating supplies for us or our customers as a result of pandemics, natural disasters or otherwise; availability of financing for working capital, capital expenditures, research and development (R&D) or other general corporate purposes including acquisitions, as well as our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; an impairment of our goodwill, other intangible assets, or long-lived assets if our business or market conditions indicate that the carrying values of those assets exceed their fair values; liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to realize the expected revenues from our new and incremental business backlog; price volatility in, or reduced availability of, fuel; our ability to protect our intellectual property and successfully defend against assertions made against us; risks of noncompliance with environmental laws and regulations or risks of environmental issues that could result in unforeseen costs at our facilities or reputational damage; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products; our ability or our customers' and suppliers' ability to comply with regulatory requirements and the potential costs of such compliance; changes in liabilities arising from pension and other postretirement benefit obligations; our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and any or all of the foregoing factors may be exacerbated by COVID-19. Further, we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

# # #
For more information:
Investor Contact
David H. Lim
Head of Investor Relations
(313) 758-2006
david.lim@aam.com

Media Contact
Christopher M. Son
Vice President, Marketing & Communications
(313) 758-4814
chris.son@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(in millions, except per share data)

Net sales	$1,437.9	$1,430.0	$4,710.8	$6,530.9

Cost of goods sold	1,201.4	1,246.6	4,128.1	5,628.3

Gross profit	236.5	183.4	582.7	902.6

Selling, general and administrative expenses	83.3	90.0	313.9	364.7

Amortization of intangible assets	21.6	21.8	86.6	95.4

Impairment charges	—	440.0	510.0	665.0

Restructuring and acquisition-related costs	28.6	21.8	67.2	57.8

(Gain) loss on sale of business	—	21.3	1.0	21.3

Operating income (loss)	103.0	(411.5)	(396.0)	(301.6)

Interest expense	(52.3)	(53.4)	(212.3)	(217.3)

Interest income	2.4	2.4	11.6	5.8

Other income (expense)
Debt refinancing and redemption costs	(1.2)	(0.9)	(7.9)	(8.4)
Gain on bargain purchase of business	—	10.8	—	10.8
Pension settlement charge	(0.5)	(9.8)	(0.5)	(9.8)
Other, net	(1.4)	(3.5)	(5.2)	(12.5)

Income (loss) before income taxes	50.0	(465.9)	(610.3)	(533.0)

Income tax expense (benefit)	13.9	(11.5)	(49.2)	(48.9)

Net income (loss)	36.1	(454.4)	(561.1)	(484.1)

Net income attributable to noncontrolling interests	(0.1)	—	(0.2)	(0.4)

Net income (loss) attributable to AAM	$36.0	$(454.4)	$(561.3)	$(484.5)

Diluted earnings (loss) per share	$0.30	(4.04)	$(4.96)	(4.31)

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2020	December 31, 2019
	(in millions)
ASSETS
Current assets
Cash and cash equivalents	$557.0	$532.0
Accounts receivable, net	793.2	815.4
Inventories, net	323.2	373.6
Prepaid expenses and other	203.6	136.8
Total current assets	1,877.0	1,857.8

Property, plant and equipment, net	2,163.8	2,358.4
Deferred income taxes	107.8	64.1
Goodwill	185.7	699.1
Other intangible assets, net	780.7	864.5
GM postretirement cost sharing asset	237.0	223.3
Operating lease right-of-use asset	116.6	118.5
Other assets and deferred charges	447.7	458.9
Total assets	$5,916.3	$6,644.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$13.7	$28.7
Accounts payable	578.9	623.5
Accrued compensation and benefits	170.9	154.4
Deferred revenue	23.4	18.9
Current portion of operating lease liabilities	22.6	21.8
Accrued expenses and other	169.8	179.1
Total current liabilities	979.3	1,026.4

Long-term debt	3,441.3	3,612.3
Deferred revenue	91.0	83.7
Deferred income taxes	13.2	19.6
Long-term portion of operating lease liabilities	94.4	96.7
Postretirement benefits and other long-term liabilities	923.9	825.5
Total liabilities	5,543.1	5,664.2

Total AAM stockholders' equity	370.5	977.6
Noncontrolling interests in subsidiaries	2.7	2.8
Total stockholders' equity	373.2	980.4
Total liabilities and stockholders' equity	$5,916.3	$6,644.6

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(in millions)
Operating Activities
Net income (loss)	$36.1	$(454.4)	$(561.1)	$(484.1)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	128.2	125.4	521.9	536.9
Impairment charges	—	442.9	510.0	667.9
Other	44.0	67.1	(16.1)	(161.1)
Net cash provided by operating activities	208.3	181.0	454.7	559.6

Investing activities
Purchases of property, plant and equipment	(69.3)	(98.0)	(215.6)	(433.3)
Proceeds from sale of property, plant and equipment	0.1	3.0	1.7	5.0
Acquisition of business, net of cash acquired	—	(9.4)	—	(9.4)
Proceeds from sale of business, net	—	141.2	—	141.2
Other	—	(7.9)	(4.5)	(10.1)
Net cash provided by (used in) investing activities	(69.2)	28.9	(218.4)	(306.6)

Financing activities
Net debt activity	(129.2)	(59.9)	(213.5)	(192.5)
Other	2.3	—	(1.0)	(7.5)
Net cash used in financing activities	(126.9)	(59.9)	(214.5)	(200.0)

Effect of exchange rate changes on cash	7.5	4.4	3.2	0.1

Net increase in cash, cash equivalents and restricted cash	19.7	154.4	25.0	53.1

Cash, cash equivalents and restricted cash at beginning of year	537.3	377.6	532.0	478.9

Cash, cash equivalents and restricted cash at end of year	$557.0	$532.0	$557.0	$532.0

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and Adjusted EBITDA(a)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(in millions)

Net income (loss)	$36.1	$(454.4)	$(561.1)	$(484.1)
Interest expense	52.3	53.4	212.3	217.3
Income tax expense (benefit)	13.9	(11.5)	(49.2)	(48.9)
Depreciation and amortization	128.2	125.4	521.9	536.9
EBITDA	230.5	(287.1)	123.9	221.2
Restructuring and acquisition-related costs	28.6	21.8	67.2	57.8
Debt refinancing and redemption costs	1.2	0.9	7.9	8.4
Impairment charges	—	440.0	510.0	665.0
Pension settlement	0.5	9.8	0.5	9.8
Loss on sale of business	—	21.3	1.0	21.3
Non-recurring items:
Malvern fire charges, net of recoveries	0.7	—	9.3	—
Gain on bargain purchase of business	—	(10.8)	—	(10.8)
Other	—	(2.4)	—	(2.4)
Adjusted EBITDA	$261.5	$193.5	$719.8	$970.3
Adjusted earnings per share(b)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Diluted earnings (loss) per share	$0.30	(4.04)	$(4.96)	(4.31)
Restructuring and acquisition-related costs	0.24	0.19	0.60	0.51
Debt refinancing and redemption costs	0.01	0.01	0.07	0.07
Loss on sale of business	—	0.19	0.01	0.19
Impairment charges	—	3.91	4.51	5.92
Pension settlement	0.01	0.09	0.01	0.09
Non-recurring items:
Malvern fire charges, net of recoveries	0.01	—	0.08	—
Gain on bargain purchase of business	—	(0.10)	—	(0.10)
Tax adjustments related to the CARES Act and Tax Cuts and Jobs Act	—	—	(0.07)	(0.08)
Adjustments to liability for unrecognized tax benefits	—	—	(0.06)	—
Other	—	(0.02)	0.14	(0.02)
Tax effect of adjustments	(0.06)	(0.10)	(0.19)	(0.60)
Adjustment for anti-dilutive effect	—	—	—	(0.05)
Adjusted earnings per share	$0.51	$0.13	$0.14	$1.62

Adjusted earnings per share are based on weighted average diluted shares outstanding of 118.4 million and 116.2 million for the three months ended on December 31, 2020 and 2019, respectively, and 117.9 million and 116.1 million for the twelve months ended on December 31, 2020 and 2019, respectively.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Free cash flow and Adjusted free cash flow(c)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(in millions)
Net cash provided by operating activities	$208.3	$181.0	$454.7	$559.6
Capital expenditures net of proceeds from the sale of property, plant and equipment	(69.2)	(95.0)	(213.9)	(428.3)
Free cash flow	139.1	86.0	240.8	131.3
Cash payments for restructuring and acquisition-related costs	33.6	30.5	70.6	76.5
Adjusted free cash flow	$172.7	$116.5	$311.4	$207.8

Segment Financial Information

In the first quarter of 2019, we reorganized our business to disaggregate our former Powertrain segment, with a portion moving to our Driveline segment and a portion moving to our Metal Forming segment. Additionally, in the fourth quarter of 2019 we completed the sale of our U.S. iron casting operations. This sale did not include the entities that conduct AAM's casting operations in El Carmen, Mexico, which are now included in our Driveline segment.

As a result, our business is now organized into Driveline and Metal Forming. The Casting segment is now comprised entirely of the U.S. casting operations that were sold. The amounts previously reported in our Casting segment for the retained operations in El Carmen, Mexico have been reclassified to our Driveline Segment for the periods presented.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(in millions)
Segment Sales
Driveline	$1,105.7	$1,015.6	$3,635.6	$4,550.2
Metal Forming	433.4	401.2	1,439.2	1,845.2
Casting	—	127.5	—	669.2
Total Sales	1,539.1	1,544.3	5,074.8	7,064.6
Intersegment Sales	(101.2)	(114.3)	(364.0)	(533.7)
Net External Sales	$1,437.9	$1,430.0	$4,710.8	$6,530.9

Segment Adjusted EBITDA(a)
Driveline	$186.2	$124.9	$501.7	$610.8
Metal Forming	75.3	66.2	218.1	316.5
Casting	—	2.4	—	43.0
Total Segment Adjusted EBITDA	$261.5	$193.5	$719.8	$970.3

Full Year 2021 Financial Outlook

	Adjusted EBITDA
	Low End	High End
	(in millions)
Net income	$80	$140
Interest expense	205	205
Income tax expense	20	35
Depreciation and amortization	485	485
Full year 2021 targeted EBITDA	790	865
Restructuring and acquisition-related costs	60	60
Full year 2021 targeted Adjusted EBITDA	$850	$925

	Adjusted Free Cash Flow
	Low End	High End
	(in millions)
Net cash provided by operating activities	$480	$580
Capital expenditures net of proceeds from the sale of property, plant and equipment	(240)	(240)
Full year 2021 targeted Free Cash Flow	240	340
Cash payments for restructuring and acquisition-related costs	60	60
Full year 2021 targeted Adjusted Free Cash Flow	$300	$400

___________
(a)We define EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, loss on sale of a business, impairment charges, pension settlements and non-recurring items. We believe that EBITDA and Adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA and Adjusted EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. We also use Segment Adjusted EBITDA as the measure of earnings to assess the performance of each segment and determine the resources to be allocated to the segments. EBITDA and Adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and Adjusted EBITDA differently.

(b)We define Adjusted earnings per share to be diluted earnings per share excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, loss on sale of a business, impairment charges, pension settlements and non-recurring items, including the tax effect thereon. We believe Adjusted earnings per share is a meaningful measure as it is commonly utilized by management and investors in assessing ongoing financial performance that provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of core operating performance and which may obscure underlying business results and trends. Other companies may calculate Adjusted earnings per share differently.

(c)    We define free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment. Adjusted free cash flow is defined as free cash flow excluding the impact of cash payments for restructuring and acquisition-related costs. We believe free cash flow and Adjusted free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow and Adjusted free cash flow are also key metrics used in our calculation of incentive compensation. Other companies may calculate free cash flow and Adjusted free cash flow differently.